CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-23517, No. 333-154252 and No. 333-165729) on Form S-8 of Veru, Inc. (“the Company”) of our report dated October 18, 2017 with respect to the balance sheets of Aspen Park Pharmaceuticals, Inc. as of September 30, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit and cash flows for the two years then ended included in the Company’s Form 8-K dated October 25, 2017, and to the reference to our firm under the heading “Experts” in the Report.

Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

October 25, 2017